Exhibit 99.3

CONSULTING AGREEMENT

Medytox Solutions, Inc and Alcimede LLC

Dated 3rd day of October 2011

THIS AGREEMENT is entered into and is effective as of the 3rd day of October 2011, by and between Alcimede LLC., a Delaware business corporation, having its principal place of business at 6538 Collins Avenue, # 445, Miami Beach, Florida 33141 (the "Company"), and, Medytox Solutions, Inc., organized under the laws of the State of Nevada (and/or what other wholly owned subsidiary, or other affiliated business entities), with main offices located at, 400 S. Australian Avenue, West Palm Beach Florida and/or whatever legal entity that may be required, known as (the "Client").

WITNESSETH

WHEREAS, the Company provides consulting services to businesses in connection with their capital structure, business plan and business opportunities, management, complimentary acquisitions and seeking and securing of investors, financing or buyers; and

WHEREAS, the Client and the Company wish to enter into a relationship pursuant to the terms and conditions of this Agreement whereby the Company will assist the Client to create and deliver a business that creates value for the Clients Shareholders.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.         Engagement. Effective on the date hereof, the Client engages the Company to assist it in delivering its business objectives, which includes providing assistance with the capital structure of Client, providing management (including officers or directors if required) as may be required on a permanent or temporary basis by Client, assisting with finding and completing acquisitions that may be synergistic with the growth plans of the Client, the finding and securing of one or more sources of finance that may be required by the Company and assisting the Client to consider and structure any finance that may be offered to it.

2.         Term of Engagement. Subject to the provisions of this Agreement, the term of

Consulting under this Agreement ("Period of Consulting") shall commence on October 3rd, 2011 until December 31st, 2013 (the "Initial Term"). Unless either party elects to terminate this Agreement at the end of the initial or any renewal term by giving the other party written notice of such election at least sixty (60) days before the expiration of the then current term, this Agreement shall be deemed to

___________________________________________

have been renewed for an additional term of one (1) year commencing on the day after the expiration of the then current term. Either party may elect not to renew this Agreement with or without cause. Upon expiration of this Agreement after notice of non-renewal, Company shall provide Employee all compensation and benefits to which Employee is entitled through the date of termination and thereafter Company's obligation hereunder shall cease.

            3.         Fees. In consideration of the Company's provision of the Services, the Client shall pay or cause to be paid to the Company, in cash, the following fees (collectively, the "Fee"):

a. Retainer for Consulting Services. A non-refundable retainer for consulting services (the "Retainer") of twenty thousand dollars ($20,000.00) per month to be paid bi-monthly, $10,000.00 on the 1st working day after the 15th of the month and $10,000.00 on the last working day of the month.

b. Options. Company shall receive

i. 200,000 cashless Options that can converted to common shares in Client at $3.00 per share; the options shall expire after on 1st January 2014

ii. 200,000 cashless Options that can be converted to common shares in Client at $6.00 per share; the options shall expire on 1St January 2015

            4.         Expenses. The Client shall reimburse Company for all expenses incurred in connection with duties on behalf of the Company, provided that Employee shall keep, and present to the Client, records and receipts relating to reimbursable expenses incurred by Company. The Company will seek pre-approval from the Client for any exceptional expenses or additional costs which Company may from time to time propose to Client. Client will have no liability to Company unless pre-approval for certain expenses is granted.

            5.         Consultant.      The Client agrees that the Company will be acting as its consultant in providing the Services, and that, to this end, any and all forms of correspondence or communication, as well as dialogue, (altogether referred to as the "Discussions") will pass via the Client. The Company shall obtain the Clients' prior consent before engaging in such Discussions and Company has no authority or right to bind the Client to any agreement without prior approval.

            6.         Independent Contractor. The Company is acting as an independent contractor hereunder with duties owing solely to the Client. Nothing contained herein, expressed or implied, shall create or be construed to impose upon the Company or any of its affiliates, or their respective officers, directors, employees or stockholders, any fiduciary or agency relationship or obligation.

___________________________________________

7          Limitation of Liability. The Client agrees that the Company shall have no liability to the Client or any of its affiliates or any third party, including, without limitation, any officer, director, employee or stockholder of the Client or any of their respective affiliates, for any decision or recommendation made or omitted to be made or any action or failure to act in connection with the Services or this Agreement; provided that the foregoing limitation on liability shall not apply to any decision or recommendation made or omitted to be made by the Company or any action or failure to act by the Company in connection with this Agreement that is finally held by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of the Company; provided further that notwithstanding anything to the contrary contained herein, in no event will the Company have any liability to the Client or any of its affiliates or shareholders or any third party for any consequential, special, punitive or incidental damages.

8.         Information Provided to the Company. The Client will furnish the Company with such information about it as the Client believes is necessary to the provision of the Services (all information so furnished being herein referred to as the "Information"). The Client recognizes and confirms that the Company (i) will use and rely primarily on the Information and the information available from generally recognized public sources in performing the Services, without having independently verified the same, (ii) does not assume responsibility for the accuracy or completeness of the Information, and (iii) will not make an evaluation or appraisal of any assets of the Client. The Company agrees to treat all material, non-public Information in a confidential manner

9.         Confidentiality and Non-Disclosure. Company agrees to abide by all terms of Confidentiality and Non-Disclosure Agreements, and proprietary information policies now in effect by the Company or as may be established in the future.

10.       Indemnification. The Client agrees to indemnify and hold harmless the Company and its affiliates, and each of their respective officers, directors, employees or stockholders (the Company and each such person being referred to herein as the "Indemnified Party"), from and against any and all losses, claims, damages, fines, liabilities, judgments, or amounts paid in settlement (or actions, proceedings or investigations in respect thereof), to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of any Financing or Acquisition or the Services hereunder. The Client agrees to reimburse the Company and any Indemnified Party for all expenses (including reasonable attorney's fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any such pending or threatened loss, claim, damage, liability or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Client will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, fine, judgment or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the Company's gross negligence or willful misconduct This

___________________________________________

indemnification shall survive termination of the Company's Services under this Agreement and shall be binding upon any successors or assigns of the Client.

11. Amendment. This Agreement may only be amended by a written agreement signed by both parties.

            12.       Assignment. Client consents and agrees that the Company may assign their rights within this agreement herein with advance written consent.

            13.       Governing Law. This Agreement shall be governed by the internal laws of the

Florida without regard to its law of conflicts. The Company waives any objection to venue or jurisdiction and any objection based on a more convenient forum in any action under this Agreement.

            14.       Notices. All notices, consents, waivers, and other communications under this

Agreement must be in writing and will be deemed to have been duly given when

(a)        acknowledged as received by the other party as a scanned and email document

(b)        or by any other means of delivery service for which the sender received a receipt of delivery

The Client:

Medytox Solutions, Inc

400 S Australian Avenue

West Palm Beach Florida

And/or:

Mr. William Forhan, CEO, CFO & Chairman

Email bforhan@medvtoxsolutionsinc.com

The Company:

Alcimede LLC.

6538 Collins Avenue, # 445,

Miami Beach, Florida 33141

Attention: Seamus Lagan

Email s.lagan@btinternet.com

15.       Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject bforhan@medytoxsolutionsinc.com

___________________________________________

IN WITNESS WHEREOF, the parties have duly signed this Agreement as of the day and year first above written.

THE CLIENT:

Medytox Solutions, Inc

/s/ William Forhan

By; William Forhan

THE COMPANY:

Alcimede LLC.

/s/ Seamus Lagan

By: Seamus Lagan

___________________________________________